Exhibit 99.1



For Immediate Release      Media:     Jill Becher
July 22, 2003                         414.226.5413

                           Investors: Cindy Klimstra
                                      414.226.6973



Cobalt Reports EPS of $0.37 in Second Quarter and Raises 2003 Guidance

o    Second quarter 2003 diluted EPS of $0.37
o    Sixth consecutive quarter of profitable results in all business segments
o    Full year 2003 guidance raised from $1.10 to a range of $1.30 to $1.35
o    Merger with WellPoint proceeding as planned for completion by year end

(Milwaukee, Wis.) - Cobalt Corporation (NYSE: CBZ) announced today second quarter 2003 net income of $16.1 million or $0.37 per diluted share entirely from continuing operations. For the second quarter of 2002, income from continuing operations excluding income from investment in affiliates was $10.3 million or $0.24 per diluted share. Income from affiliates was $0.2 million in the second quarter of 2003. Income from affiliates for the second quarter of 2002 was $12.5 million or $0.29 per diluted share primarily related to an investment in American Medical Security Group, Inc. (NYSE:AMZ) common stock. Cobalt completed the sale of its AMZ investment in January 2003.

Cobalt's second quarter 2003 income from continuing operations before income tax expense and income from investment in affiliates increased to $31.1 million from $11.4 million reported in the second quarter of 2002. Income tax expense in the second quarter of 2003 rose to $15.2 million, compared to $1.1 million for the second quarter of 2002, primarily due to the exhaustion of the benefit of net operating loss carryforwards. Total revenues for the second quarter of 2003 increased 9% to $416.6 million from $382.9 million in the second quarter of 2002.

"We are gratified that our disciplined approach to management is continuing to produce outstanding results. We are confident that our efforts to improve independent agent community relationships will stimulate new sales later in the year and in 2004," said Stephen E. Bablitch, Cobalt Corporation's Chairman and CEO.

Consolidated Highlights:

o    Insured Medical Care Ratio
The insured medical care ratio improved to 83.2% in the second quarter of 2003, compared to 87.2% in the second quarter of 2002, and 86.6% for the first quarter of 2003. The improvement reflects favorable medical cost trends, as well as the impact of a $6.8 million release of reserves during the second quarter of 2003 from more favorable than anticipated run-out on prior period reserve estimates.

o    Insured Medical SG&A Expense Ratio
The selling, general and administrative expense ratio on insured medical business was 10.3% for the second quarter of 2003. This compares favorably to an SG&A ratio of 11.1% in the second quarter of 2002 and 11.2% for the full year 2002. The improvement was driven by disciplined containment of operating costs.

o    Membership
Total medical membership was 785,000 as of June 30, 2003, compared to 809,000 as of March 31, 2003. The slight decline reflects a combination of factors: the transition of self-insured national account members to the more profitable BlueCard program, where revenue is still collected but customers are not included in Cobalt's reported membership; employee downsizing among some customers in the large group segment, which reflects national trends; and Cobalt's commitment to rational pricing in a competitive market.

Cobalt successfully renewed the City of Milwaukee account, representing 18,000 members. This is a significant win in a competitive situation, and reflects the Company's ongoing commitment to maintaining positive customer relations and providing excellent service.

Cobalt continues to execute on its initiative to improve broker relations, and remains well positioned for new sales in the second half of 2003 and in 2004.

o    Self-Funded Products
Self-funded revenue increased to $14.5 million for the second quarter of 2003, versus $7.8 million for the second quarter of 2002. Claim Management Services, Inc., which was acquired on December 31, 2002, accounted for $5.7 million of this increase.

o    Cash Flow
Cash flow from operations was $57.5 million for the six months ended June 30, 2003, compared to $1.7 million for the comparable period in 2002.

o    Days in Claims Payable
Days in claims payable on the insured medical business were 59.5 days at the end of the second quarter of 2003, compared to 60.4 days as of March 31, 2003. The decline in days in claims payable relates primarily to the $6.8 million reserve release during the second quarter of 2003.

o    Income Taxes
The effective income tax rate for the second quarter of 2003 was 49%, versus 10% in the second quarter of 2002. The 2002 tax rate reflected benefits from the utilization of certain net operating loss carryforwards. The higher tax rate in 2003 is due to the exhaustion of these net operating loss carryforwards during 2002, nondeductible merger-related expenses, and additional tax expense related to an unfavorable court decision on disputed income tax matters dating back to 1987.

o    Holding Company Expenses
Expenses of $2.2 million relating to the pending merger with WellPoint Health Networks Inc. were recorded during the second quarter of 2003 at the holding company.

Earnings Outlook
Cobalt raised its earnings guidance for the full year 2003 to a range of $1.30 to $1.35 per diluted share from prior guidance of $1.10 per diluted share. This increase reflects management's expectation that earnings for the second half of 2003 will be stronger than earnings reported for the first half of the year.

Reconciliation of Non-GAAP Financial Measures
The following is a reconciliation of net income to certain non-GAAP financial measures referred to in this press release. The Company believes that these non-GAAP financial measures provide a better comparison of ongoing core operations by segregating the effects of income from investment in affiliates and a significant increase in the Company's effective tax rate.

                                 For the Three Months Ended June 30,              For the Six Months Ended June 30,
                             ------------------------------------------      ------------------------------------------
                                     2003                   2002                      2003                   2002
                             -------------------   --------------------      --------------------   -------------------
                              Dollars      Per      Dollars       Per         Dollars       Per      Dollars      Per
                                 In      Diluted       In       Diluted          In       Diluted       In      Diluted
                             Thousands    Share    Thousands     Share       Thousands     Share    Thousands    Share
                             ---------   -------   ---------   --------      ---------   --------   ---------   -------
Net Income                    $16,075     $0.37     $22,512     $ 0.53        $27,217      $0.63     $45,115     $1.08

Less:
  Income (loss)
  from discontinued
  operations                        -         -        (250)     (0.01)             -          -       9,109      0.22
                              -------     -----     -------     ------        -------      -----     -------     -----

  Income from continuing
  operations                   16,075      0.37      22,762       0.54         27,217       0.63      36,006      0.86

Less:
  Income from investment in
  affiliates net of tax           200      0.00      12,465       0.29            200       0.00      15,317      0.37
                              -------     -----     -------     ------        -------      -----     -------     -----

  Income from continuing
  operations, excluding
  investment in affiliates     15,875      0.37      10,297       0.24         27,017       0.63      20,689      0.50

Add:
  Income tax expense           15,227      0.35       1,124       0.03         22,293       0.52       2,304      0.06
                              -------     -----     -------     ------        -------      -----     -------     -----

  Income from continuing
  operations, before
  income tax expense and
  income from investment
  in affiliates               $31,102     $0.72     $11,421     $ 0.27        $49,310      $1.15     $22,993     $0.55
                              =======     =====     =======     ======        =======      =====     =======     =====

Note:  Certain per share amounts for 2002 do not foot due to rounding.

Cobalt and WellPoint to Merge
On June 3, 2003, WellPoint Health Networks Inc. (NYSE:WLP), the nation's second largest health insurer, and Cobalt announced that they signed a definitive agreement to merge. The transaction is structured as a merger of Cobalt Corporation with a wholly owned subsidiary of WellPoint and is intended to be tax free with respect to the WellPoint stock to be received in the transaction by Cobalt shareholders. The consideration to be received by the shareholders of Cobalt will be comprised of $10.25 in cash and WellPoint stock at a fixed exchange ratio of 0.1233 of a share of WellPoint stock for each share of Cobalt stock. Based on WellPoint's stock price on June 3, 2003, the total value would be $20.50 per Cobalt share. The exchange ratio will be adjusted if WellPoint's stock price falls below $70.97 so that Cobalt shareholders receive no less than $8.75 per share in stock consideration and no less than $19.00 in the aggregate. The transaction will be accounted for under the purchase method of accounting.

Completion of the merger is subject to Cobalt shareholder approval, Blue Cross and Blue Shield Association approval, governmental and regulatory approvals, and other customary closing conditions. WellPoint and Cobalt currently expect the transaction to close by the end of 2003.

About Cobalt Corporation
Cobalt Corporation is an independent licensee of the Blue Cross and Blue Shield Association, and holds the exclusive license to use the Blue Cross and Blue Shield names and marks in the state of Wisconsin. Cobalt is one of four publicly traded Blue Cross and Blue Shield companies. Headquartered in Milwaukee, Wis., Cobalt Corporation (NYSE: CBZ) offers a diverse portfolio of complementary insurance, managed care products and administrative services to employer, individual, insurer and government customers. For more information, visit our web site at www.cobaltcorporation.com.

Conference Call and Web Cast
Management will host a conference call and web cast on Wednesday, July 23, 2003, at approximately 11:00 a.m. Eastern time to discuss second quarter 2003 financial results. The conference call and web cast will be co-hosted with WellPoint. The conference call can be accessed by dialing (888) 285-8004 and referencing "WellPoint's and Cobalt's Earnings Call" approximately 10 minutes prior to the start of the call. International callers should call (706) 643-1656. A replay of the call will be available from July 23 through 8:00 p.m. Eastern time on July 30, 2003. To access the replay, please dial (800) 642-1687 and enter call i.d. number 1309658. International callers can access the replay by dialing (706) 645-9291 and entering call i.d. number 1309658.

The call will be simulcast live over the Internet at www.cobaltcorporation.com. To listen to the web cast, please visit the Events section of the Cobalt Corporation web site and click on Latest Investor Presentation at least 15 minutes prior to the start of the conference call to download and install any necessary audio software. Individuals who listen to the call will be presumed to have read Cobalt's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including the discussion under the caption "Risk Factors." A replay of the web cast will be available at http://www.cobaltcorporation.com.

Cautionary Statements
This release contains forward-looking statements with respect to the financial condition, results of operations and business of Cobalt Corporation. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. Factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include rising health care costs, business conditions, impact of elimination of memberships, competition in the managed care industry, developments in health care reform and other regulatory issues.

This press release may be deemed to be solicitation material in respect of the proposed merger of Cobalt Corporation and WellPoint Health Networks Inc. In connection with the proposed merger, a registration statement on Form S-4 has been filed with the Securities and Exchange Commission. Shareholders of Cobalt Corporation are urged to read the registration statement, including the preliminary proxy statement-prospectus that is part of the registration statement, because it contains important information about the proposed merger. The proxy statement-prospectus, in its final form, will be mailed to Cobalt shareholders. The registration statement is, and each amendment to the registration statement will upon filing with the SEC be, available for free both on the SEC's web site (www.sec.gov) and from Cobalt's and WellPoint's respective corporate secretaries. Cobalt Corporation and its directors and executive officers may be deemed to be participants in respect of the proposed merger. Information regarding the interests of Cobalt's directors and executive officers is included in the proxy statement-prospectus.